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Press Release Source: Andrea Electronics Corporation


Andrea Electronics Completes Second Tranche of Capital Financing
Monday June 7, 8:30 am ET


MELVILLE, N.Y.--(BUSINESS WIRE)--June 7, 2004--Andrea Electronics Corporation (AMEX:AND - News): $1.25 Million Cash Infusion Follows Stockholder Approval and Effective Registration of Underlying Securities Andrea Electronics Corporation (AMEX: AND - News) announced today that on June 4, 2004 it completed the second tranche of capital financing, comprising 1,250,000 shares of Series D Preferred Stock that are convertible into 5,000,000 shares of common stock (an effective conversion price of $0.25 per share) and Warrants exercisable for an aggregate of 2,500,000 shares of common stock, for an aggregate purchase of $1,250,000. The Warrants associated with the second tranche of financing are exercisable after December 4, 2004 and before June 4, 2009 at an exercise price of $0.17 per share. As previously reported on February 26, 2004, the Company entered into a Securities Purchase Agreement on February 20, 2004 with third party investors, who now own the outstanding shares of the Company's Series C Convertible Stock, and other investors (collectively, the "Buyers"). On February 23, 2004, in the first tranche of capital financing, these Buyers purchased for a purchase price of $1,250,000, 1,250,000 shares of Series D Convertible Preferred Stock (the "Series D Preferred Stock") that are convertible into 5,000,000 shares of common stock (an effective conversion price of $0.25 per share) and Warrants exercisable for an aggregate of 2,500,000 shares of common stock. The Warrants associated with the first tranche of financing are exercisable after August 23, 2004 and before February 23, 2009 at an exercise price of $0.38 per share.

In connection with the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement (shown as Exhibit 4.2 to the Form 8-K which was filed with the SEC on February 26, 2004), pursuant to which the Company has registered the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the Warrants for resale by the purchasers under the Securities Purchase Agreement.

"I would like to take this opportunity to express our appreciation not only to Andrea's stockholders for their approval of this crucial financing but also to thank the new investors for their continued support and commitment to the Company," stated Paul E. Donofrio, President and Chief Executive Officer. "With the balance of this new financing now completed, which ensures our continued operation through at least the first quarter of 2005, our efforts will be even more focused on enhancing our sales and marketing initiatives," Mr. Donofrio concluded.

About Andrea Electronics

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company's patented Digital Super Directional Array (DSDA(R)), patent-pending Directional


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Finding and Tracking Array (DFTA(R)), patented PureAudio(R), and patented
EchoStop(TM) far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Visit Andrea Electronics' website at www.AndreaElectronics.com or call 1-800-707-5779.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the "Company"). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any forward- looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company's funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; the Company's continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors; the emergence of new competitors in the marketplace; the Company's ability to compete successfully against established competitors with greater resources; the uncertainty of future governmental regulation; the Company's ability to obtain additional funds; and general economic conditions. No assurance can be given that the Company will achieve any material sales or profits from the products introduced in this release. These and other similar factors are discussed under the heading "Cautionary Statement Regarding Forward-looking statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

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Contact:
     Andrea Electronics
     Corisa L. Guiffre, 631-719-1800 or 800-707-5779